Exhibit 4.2

FORM OF 8.5% SENIOR SECURED CONVERTIBLE NOTE DUE 2010

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND THIS SECURITY MAY NOT BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS SECURITY IS HEREBY NOTIFIED THAT THE ISSUER OF THIS SECURITY MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT.

THE HOLDER OF THIS SECURITY IS ENTITLED TO THE BENEFITS OF A REGISTRATION RIGHTS AGREEMENT, AN ESCROW AGREEMENT AND A SECURITY AGREEMENT (COPIES OF WHICH ARE AVAILABLE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE ISSUER) AND, BY ITS ACCEPTANCE HEREOF, AGREES TO BE BOUND BY AND TO COMPLY WITH THE PROVISIONS OF SUCH REGISTRATION RIGHTS AGREEMENT AND SECURITY AGREEMENT.

THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTIONS 1271, 1272 AND 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. BEGINNING NO LATER THAN 10 DAYS AFTER THE ISSUE DATE OF THIS NOTE, MS. AUDRA MACE, C/O ELECTRO ENERGY INC., 30 SHELTER ROCK ROAD, DANBURY, CONNECTICUT 06810, WILL MAKE AVAILABLE, UPON REQUEST OF THE HOLDER OF THIS NOTE, THE ISSUE PRICE OF THIS NOTE PER PRINCIPAL AMOUNT OF $1,000 AT MATURITY; THE ISSUE DATE OF THIS NOTE; THE YIELD-TO-MATURITY OF THIS NOTE PER ANNUM, COMPOUNDED SEMI-ANNUALLY; AND THE TOTAL AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THIS NOTE AS OF THE ISSUE DATE PER PRINCIPAL AMOUNT OF $1,000 AT MATURITY.

ELECTRO ENERGY INC.

8.5% Senior Secured Convertible Note due 2010

Certificate Number: ___

        ELECTRO ENERGY INC., a Florida corporation (the “Company,” which term includes any successor corporation under the Note and Warrant Purchase Agreement hereinafter referred to), for value received, hereby promises to pay to ________________, or its registered assigns, the principal sum listed of $_______ on March 31, 2010.

        Interest Payment Dates: September 30 and March 31, commencing September 30, 2006

        Regular Record Dates: September 15 and March 15

1.     Principal and Interest.

        The Company promises to pay interest in cash (or, at the Company’s option, in shares of Common Stock as provided in, and subject to the limits set forth in, the Note and Warrant Purchase Agreement) on the principal amount of this Note at the Interest Rate from March 31, 2006 until repayment at Maturity, redemption or repurchase. The Company will pay interest on this Note semi-annually in arrears on September 30 and March 31 of each year (each an “Interest Payment Date”), commencing September 30, 2006.

        Interest on this Note shall be computed (i) for any full semi-annual period for which a particular Interest Rate is applicable on the basis of a 360-day year of twelve 30-day months, (ii) for any period for which a particular Interest Rate is applicable shorter than a full semi-annual period for which interest is calculated, on the basis of a 30-day month, and (iii) for such periods of less than a month, the actual number of days elapsed over a 30-day month.

        If the Company shall default in the payment of the principal of or interest on this Note, whether upon maturity, by acceleration, or otherwise, including without limitation as a result of a Chapter 11 or Chapter 7 bankruptcy case commenced by or against the Company in which it is the debtor, the Company shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (whether before or after judgment) at the rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) at the rate set forth in the introduction of this Note, plus two percentage points (2%). It is the intention of the Company and the holder of this Note to comply with applicable usury laws (now or hereafter enacted); accordingly, notwithstanding any provision to the contrary in this Note, and any other document executed in connection herewith, in no event shall this Note or any such other document require the payment or permit the collection of interest in excess of the maximum amount permitted by such laws. If for any circumstances whatsoever, fulfillment of any provision of this Note or of any such other document at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law for the collection or charging of interest, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if for any such circumstances the holder of this Note shall ever receive anything of value as interest or deemed interest by applicable law under this Note or any such other document or otherwise an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing under this Note or on account of any other indebtedness of the Company to such holder, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of such indebtedness, such excess shall be refunded to the Company. In determining whether or not the interest paid or payable with respect to any indebtedness of the Company to the Holder, under any specific contingency, exceeds the highest lawful rate, the Company and such holder shall, to the maximum extent permitted by applicable law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, (iii) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such indebtedness so that the actual rate of such interest does not exceed the maximum amount permitted by applicable law, and/or (iv) allocate interest between portions of such indebtedness, to the end that no such portion shall bear interest at a rate greater than that permitted by applicable law.

        A Holder of any Note at the close of business on a Regular Record Date shall be entitled to receive interest (including Additional Amounts, if any) on such Note on the corresponding Interest Payment Date. A Holder of any Note which is converted after the close of business on a Regular Record Date and prior to the corresponding Interest Payment Date (other than any Note whose Maturity is prior to such Interest Payment Date) shall be entitled to receive interest on the principal amount of such Note, notwithstanding the conversion of such Note prior to such Interest Payment Date because it was the Holder at such time. However, after March 31, 2009, and subject to the next succeeding sentence, any such Holder which surrenders any such Note for conversion during the period between the close of business on such Regular Record Date and ending with the opening of business on the corresponding Interest Payment Date shall be required to pay the Company an amount equal to the interest (including Additional Amounts, if any) on the principal amount of such Note so converted, which is payable by the Company to such Holder on such Interest Payment Date, at the time such Holder surrenders such Note for conversion. Notwithstanding the foregoing, any such Holder which surrenders for conversion any Note which has been called for redemption by the Company on a date that is after a Regular Record Date but prior to the corresponding Interest Payment Date in a notice of redemption given by the Company pursuant to Section 10(d) of the Note and Warrant Purchase Agreement shall be entitled to receive (and retain) such interest (including Additional Amounts, if any) and need not pay the Company an amount equal to the interest on the principal amount of such Note so converted at the time such Holder surrenders such Note for conversion.

        In accordance with the terms of the Registration Rights Agreement, dated as of March 31, 2006 (the “Registration Rights Agreement”), between the Company and the Purchasers, from and after a Registration Default (as defined in the Registration Rights Agreement), the Interest Rate borne by the Transfer Restricted Securities (as defined in Registration Rights Agreement) shall be increased by 1% per annum for each 30-day period in which such Registration Default is continuing, until such Registration Default is cured, if at all, pursuant to the terms of the Registration Rights Agreement, provided that (a) in no event and under no circumstances shall the interest rate at any time exceed 13% per annum, and (b) effective from and after any cure of the Registration Default, the Interest Rate shall be readjusted to 8.5% per annum. The Holder of this Note is entitled to the benefits of the Registration Rights Agreement.

        Payment of this Note is secured under the terms of the Security Agreement, dated as of March 31, 2006, by and between Context Capital Management, LLC, solely in its capacity as collateral agent for the ratable benefit of the Holders from time to time, and the Company.

2.     Method of Payment.

        Interest on any Note which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the person in whose name that Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest.

        Principal and premium, if any, on the Notes will be payable in cash at the office or agency of the Company maintained for such purpose. Interest (including Additional Amounts, if any) will be payable by (i) U.S. Dollar check mailed to the address of the Person entitled thereto as such address shall appear in the Register, or (ii) upon application to the Registrar not later than the relevant Regular Record Date by a Holder of an aggregate principal amount in excess of $1,000,000, wire transfer in immediately available funds to an account within the United States, which application will remain in effect until the Holder notifies, in writing, the Registrar to the contrary; provided, however, that the Company may elect to pay any and all interest through the issuance of shares of Common Stock as provided in, and subject to the limits set forth in, the Note and Warrant Purchase Agreement.

3.     Registrar.

        The Company under the Note and Warrant Purchase Agreement, will act as Registrar. The Company may change the Registrar without notice to any Holder.

4.     Note and Warrant Purchase Agreement.

        The Company issued this Note under a Note and Warrant Purchase Agreement, dated as of March 31, 2006 (the “Note and Warrant Purchase Agreement”), between the Company and the Purchasers. The terms of this Note include those stated in the Note and Warrant Purchase Agreement. This Note is subject to all such terms, and Holders are referred to the Note and Warrant Purchase Agreement for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Note and Warrant Purchase Agreement, the terms of the Note and Warrant Purchase Agreement shall control.

        The issuance of Underlying Shares is subject to Section 14 of the Note and Warrant Purchase Agreement.

5.     Redemption at the Option of the Company.

        On or after August 1, 2007, the Company may, at its option, redeem this Note in whole at any time or in part from time to time, on any date prior to Maturity, upon notice as set forth in Section 10(d) of the Note and Warrant Purchase Agreement, at the Redemption Price (as defined in the Note and Warrant Purchase Agreement) plus any interest (including Additional Amounts, if any) accrued and unpaid to, but excluding, the Redemption Date, if the closing sale price of the Company’s Common Stock (the “Common Stock”) has been at least 150% of the Conversion Price then in effect for at least 20 Trading Days (as defined in the Note and Warrant Purchase Agreement) during any 30 consecutive Trading Day period.

        Notes in original denominations larger than $1,000 may be redeemed in part. If any Note selected for partial redemption is converted in part before termination of the conversion right with respect to the portion of the Note so selected, the converted portion of such Note shall be deemed to be the portion selected for redemption (provided, however, that the Holder of such Note so converted and deemed redeemed shall not be entitled to any additional interest payment as a result of such deemed redemption than such Holder would have otherwise been entitled to receive upon conversion of such Note). Notes which have been converted during a selection of Notes to be redeemed may be treated by the Company as Outstanding for the purpose of such selection.

        Any Note which is to be redeemed only in part shall be surrendered at an office or agency of the Company designated for that purpose (with, if the Company so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder thereof or the Holder’s attorney duly authorized in writing), and the Company shall execute and deliver to the Holder of such Note without service charge, a new Note or Notes of any authorized denomination as requested by such Holder in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered.

        On and after the Redemption Date, interest ceases to accrue on Notes or portions of Notes called for redemption, unless the Company defaults in the payment of the Redemption Price.

        Notice of redemption will be given by the Company to the Holders as provided in the Note and Warrant Purchase Agreement.

6.     Repurchase Rights at the Option of a Holder.

        In the event that a Fundamental Change of Control (as defined in the Note and Warrant Purchase Agreement) shall occur, each Holder shall have the right, at the Holder’s option, but subject to the provisions of Section 11 of the Note and Warrant Purchase Agreement, to require the Company to repurchase, and upon the exercise of such right the Company shall repurchase, all of such Holder’s Notes not previously called for redemption, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple thereof as directed by such Holder pursuant to Section 11 of the Note and Warrant Purchase Agreement (provided that no single Note may be repurchased in part unless the portion of the principal amount of such Note to be outstanding after such repurchase is equal to $1,000 or an integral multiple thereof), on a date (the “Fundamental Change of Control Repurchase Date”) that is not more than 30 days after the date of the Repurchase Event Notice (as defined in the Note and Warrant Purchase Agreement) for an amount equal to the Repurchase Price (as defined in the Note and Warrant Purchase Agreement) plus accrued and unpaid interest and Additional Amounts, if any, on such Note to, but excluding, the Fundamental Change of Control Repurchase Date (as defined in the Note and Warrant Purchase Agreement).

        On each of August 1, 2007, April 1, 2008, December 1, 2008 and August 3, 2009 (each such date, a “Periodic Repurchase Date”), the Holders shall have the right, at the Holders’ option, to require the Company to repurchase, and upon the exercise of such right the Company shall repurchase, up to an aggregate of $1.0 million in principal amount of Outstanding Notes on such Periodic Repurchase Date (provided that the Company shall not be required to repurchase any single Note unless the portion of the principal amount of such Note to be outstanding after such repurchase is equal to $1,000 or an integral multiple thereof), on a pro rata basis applied to all Notes that are outstanding on such Periodic Repurchase Date on a non-cumulative basis (meaning without giving effect to the results of any prior repurchase right) that Holders specify are to be repurchased in a Repurchase Event Purchase Notice received from a Holder at the Repurchase Price; provided, however, that installments of interest on Notes whose Stated Maturity is prior to or on the Periodic Repurchase Date shall be payable to the Holders of such Notes, or one or more Predecessor Notes, registered as such on the relevant Regular Record Date according to their terms.

        The Repurchase Price payable in the event of a Fundamental Change of Control shall be payable in the same forms of consideration into which the shares of Common Stock have been exchanged or converted in connection with the transaction constituting the Fundamental Change of Control.

        No fractional shares of Common Stock will be issued upon repurchase of any Notes. Instead of any fractional share of Common Stock which would otherwise be issued upon conversion of such Notes, the Company shall pay a cash adjustment as provided in the Note and Warrant Purchase Agreement.

7.     Conversion Rights.

        The Holder of Notes is entitled, at such Holder’s option, at any time before the close of business on the Business Day immediately preceding the Stated Maturity of the principal of the Notes, to convert the Holder’s Notes (or any portion of the principal amount hereof which is an integral multiple of $1,000), at the principal amount thereof or of such portion, into duly authorized, fully paid and nonassessable shares of Common Stock at the Conversion Price in effect at the time of conversion.

        In the case of a Note (or a portion thereof) called for redemption, such conversion right in respect of the Note (or such portion thereof) so called, shall expire at the close of business on the third Business Day preceding the Redemption Date, unless the Company defaults in making the payment due upon redemption. In the case of a Fundamental Change of Control for which the Holder exercises its Repurchase Right with respect to a Note (or a portion thereof), such conversion right in respect of the Note (or portion thereof) shall expire at the close of business on the second Business Day preceding the Repurchase Date.

        The Conversion Price shall be initially equal to $3.80 per share of Common Stock. The Conversion Price shall be adjusted under certain circumstances as provided in the Note and Warrant Purchase Agreement.

        To exercise the conversion right, the Holder must surrender the Note (or portion thereof) duly endorsed or assigned to the Company or in blank, at the office of the Company, accompanied by a duly signed conversion notice to the Company. Any Note surrendered for conversion during the period from the close of business on any Regular Record Date to the opening of business on the corresponding Interest Payment Date (other than any Note whose Maturity is prior to such Interest Payment Date), shall also be accompanied by payment in New York Clearing House funds or other funds acceptable to the Company of an amount equal to the interest payable on such Interest Payment Date on the principal amount of the Notes being surrendered for conversion.

        No fractional shares of Common Stock will be issued upon conversion of any Notes. Instead of any fractional share of Common Stock which would otherwise be issued upon conversion of such Notes, the Company shall pay a cash adjustment as provided in the Note and Warrant Purchase Agreement.

8.     Denominations; Transfer; Exchange.

        The Notes are issuable in certificate form, without coupons, in denominations of $1,000 and integral multiples of $1,000 in excess thereof. A Holder may register the transfer or exchange of Notes in accordance with the Note and Warrant Purchase Agreement. The Company may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Note and Warrant Purchase Agreement.

        In the event of a redemption in part, the Company will not be required (a) to register the transfer of, or exchange, Notes for a period of 15 Business Days immediately preceding the date notice is given identifying the serial numbers of the Notes called for such redemption, or (b) to register the transfer of, or exchange, any such Notes, or portion thereof, called for redemption.

        In the event of redemption, conversion or repurchase of the Notes in part only, a new Note or Notes for the unredeemed, unconverted or unrepurchased portion thereof will be issued in the name of the Holder thereof.

9.     Make-Whole Payments.

        In certain circumstances, Holders of this Note may receive, in addition to the Common Stock issuable upon a conversion, a make-whole payment as set forth in Section 13 of the Note and Warrant Purchase Agreement.

10.     Persons Deemed Owners.

        The registered Holder of this Note shall be treated as its owner for all purposes.

11.     Amendment; Supplement; Waiver.

        The Note and Warrant Purchase Agreement permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes under the Note and Warrant Purchase Agreement at any time by the Company with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Notes. The Note and Warrant Purchase Agreement also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time outstanding, on behalf of the Holders of all the Notes, to waive compliance by the Company with certain provisions of the Note and Warrant Purchase Agreement and certain past defaults under the Note and Warrant Purchase Agreement and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note or such other Note.

        No reference herein to the Note and Warrant Purchase Agreement and no provision of this Note or of the Note and Warrant Purchase Agreement shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest (including Additional Amounts, if any) on this Note at the times, places and rate, and in the coin or currency, herein prescribed or to convert this Note as provided in the Note and Warrant Purchase Agreement.

12.     Events of Default.

        Each of the following constitutes an “Event of Default” when it occurs (whatever the reason for such Event of Default):

               (i)      the Company defaults in the payment of interest on the Notes when due and payable and such default continues for a period of 20 days;

               (ii)     the Company defaults in the payment of principal of (or premium, if any, on) any Note at maturity, repurchase, redemption or otherwise;

               (iii)    the Company defaults in the payment of principal or interest on Notes required to be purchased by it under Section 11 of the Note and Warrant Purchase Agreement;

               (iv)     the Company fails to deliver shares of Common Stock (together with cash in lieu of fractional shares) when such Common Stock (or cash in lieu of fractional shares) is required to be delivered following conversion of a Note and continuance of such default for a period of 5 days;

               (v)      the Company defaults in the performance of or breaches any other covenants or agreements herein or under the Notes (other than a default specified in any of the preceding three subclauses) and such default or breach continues for a period of 30 consecutive days unless waived by Holders of 51% or more in aggregate outstanding principal amount of the Notes;

               (vi)     there occurs with respect to any agreement, indenture or instrument under which the Company has Indebtedness of $1.0 million or more in the aggregate, not including any amounts owed under reimbursement or similar obligations to banks, sureties or other entities which have issued letters of credit, surety bonds, performance bonds or other guarantees relating to the performance by the Company or its Subsidiaries of contractual obligations to customers, to the extent any demands made under any such reimbursement or similar obligation relate to a draw under the related letter of credit or other instrument which draw is being contested in good faith through appropriate proceedings, whether such Indebtedness now exists or shall hereafter be created, (A) a default with respect to any payment obligation thereunder that then entitles the holder thereof to declare such Indebtedness to be due and payable prior to its stated maturity, or (B) any other default thereunder that has caused the holder thereof to declare such indebtedness to be due and payable prior to its stated maturity;

               (vii)    the security interest granted by the Company to the Holders under the Security Agreement shall no longer provide such Holders with a valid, perfected first priority security interest in the Collateral thereunder (subject to Permitted Liens as defined in the Note and Warrant Purchase Agreement), or the Security Agreement shall no longer be in full force or effect according to its terms;

               (viii)   the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable U.S. federal or state bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable U.S. federal or state law, or appointing a Custodian of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days;

               (ix)     the commencement by the Company of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by the Company to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Company, or the filing by the Company of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by the Company to the filing of such petition or to the appointment of or the taking possession by a Custodian of the Company or of any substantial part of its property, or the making by the Company of an assignment for the benefit of creditors, or the admission by the Company in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company expressly in furtherance of any such action; or

               (x)      If one or more judgments or decrees shall be entered against the Company involving, in the aggregate, at any one time outstanding, a liability of $1,000,000 or more and all such judgments and decrees shall not have been stayed, vacated, satisfied, discharged or bonded pending appeal within 30 days after the entry.

13.     Abbreviations.

        Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A (= Uniform Gifts to Minors Act).

14.     Additional Rights of Holders of Transfer Restricted Securities.

        In addition to the rights provided to Holders under the Note and Warrant Purchase Agreement, Holders of Transfer Restricted Securities shall have all the rights set forth in the Registration Rights Agreement.

15.     Governing Law.

        This Note shall be governed by and construed in accordance with the laws of the State of New York.

16.     Successor Corporation.

        In the event a successor Person assumes all the obligations of the Company under this Note, pursuant to the terms hereof and of the Note and Warrant Purchase Agreement, the Company will be released from all such obligations.

        IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by its duly authorized officer.

Dated: April 5, 2006	ELECTRO ENERGY INC.

By:

Martin G. Klein
Chairman and Chief Executive Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below and have your signature guaranteed:
(I) or (we) assign and transfer this Note to:

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint __________________ to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Dated: ________________	Your Name: _________________________________

(Print your name exactly as it appears on the face of this Note)

Your Signature: _________________________________

(Sign exactly as your name appears on the face of this Note)

In connection with any transfer of this Note occurring prior to the date which is the earlier of the end of the period referred to in Rule 144(k) under the Securities Act of 1933, as amended (the “Securities Act”), the undersigned confirms that without utilizing any general solicitation or general advertising that:

               [Check One]

[_]

(a) this Note is being transferred in compliance with the exemption from registration under the Securities Act provided by Rule 144A thereunder, and that the transfer has been effected pursuant to and in accordance with Rule 144A under the Securities Act and, accordingly, the undersigned does hereby further certify that the Notes are being transferred to a transferee that the undersigned reasonably believes is purchasing the Notes for its own account, or for one or more accounts with respect to which such transferee exercises sole investment discretion, and such transferee and each such account is a “qualified institutional buyer” within the meaning of Rule 144A, in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States.

               or

[_]

(b) this Note is being transferred other than in accordance with (a) above and documents are being furnished which comply with the conditions of transfer set forth in this Note and the Note and Warrant Purchase Agreement.

If none of the foregoing boxes is checked, the Registrar shall not be obligated to register this Note in the name of any Person other than the Holder hereof unless the conditions to any such transfer of registration set forth herein and in Sections 5(m) of the Note and Warrant Purchase Agreement shall have been satisfied.

Dated: ________________

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within mentioned instrument in every particular, without alteration or any change whatsoever.

TO BE COMPLETED BY PURCHASER IF (a) ABOVE IS CHECKED.

The undersigned represents and warrants that: (a) it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion, in each case for investment and not with a view to distribution; it and any such account is a “Qualified Institutional Buyer” within the meaning of Rule 144A under the Securities Act of 1933; (c) it is aware that the sale to it is being made in reliance on Rule 144A; (d) it acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information; and (e) it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated: ________________

NOTICE: To be executed by an executive officer